EXHIBIT 99.1

News from Xerox Holdings Corporation

Xerox Releases First-Quarter Results
Implemented comprehensive changes to operating model; on track to meet Reinvention targets despite a challenging first quarter

Financial Summary
Q1 2024
•Revenue of $1.50 billion, down 12.4 percent, or 13.2 percent in constant currency.
•GAAP net loss of $(113) million, or $(0.94) per share, a decrease of $184 million or $1.37 per share, year-over-year, respectively. This quarter includes after-tax Project Reinvention related charges of $100 million, or $0.80 per share.
•Adjusted net income of $11 million, or $0.06 per share, declined by $71 million or $0.43 per share, year-over-year, respectively.
•Adjusted operating margin of 2.2 percent, 470 basis points lower year-over-year.
•Operating cash flow of $(79) million, lower by $157 million year-over-year.
•Free cash flow of $(89) million, lower by $159 million year-over-year.

NORWALK, Conn., April 23, 2024 — Xerox Holdings Corporation (NASDAQ: XRX) today announced its 2024 first-quarter results.

“This quarter, Xerox orchestrated one of its most intense periods of structural change in recent history, continuing the hard work required to reposition our business for long-term, sustainable growth. We implemented comprehensive and strategic operating model changes to align our organization more closely with our buyers’ needs and improve efficiency,” said Steve Bandrowczak, chief executive officer at Xerox. “While results were below our expectations in Q1, I have full confidence we have the right team and the right strategy to execute Xerox’s Reinvention and deliver on our adjusted operating income targets.”
First-Quarter Key Financial Results

(in millions, except per share data)	Q1 2024	Q1 2023	B/(W) YOY	% Change B/(W) YOY
Revenue	$1,502	$1,715	$(213)	(12.4)% AC (13.2)% CC(1)
Gross Profit	$443	$589	$(146)
Gross Margin	29.5%	34.3%	(480) bps
RD&E %	3.3%	3.7%	40 bps
SAG %	26.4%	23.7%	(270) bps
Pre-Tax (Loss) Income (2)	$(150)	$85	$(235)	NM
Pre-Tax (Loss) Income Margin (2)	(10.0)%	5.0%	NM
Gross Profit - Adjusted (1)	$479	$589	$(110)
Gross Margin - Adjusted (1)	31.9%	34.3%	(240) bps
Operating Income - Adjusted (1)	$33	$118	$(85)	(72.0)%
Operating Income Margin - Adjusted (1)	2.2%	6.9%	(470) bps
GAAP Diluted (Loss) Earnings per Share (2)	$(0.94)	$0.43	$(1.37)	NM
Diluted Earnings Per Share - Adjusted (1)	$0.06	$0.49	$(0.43)	(87.8)%

First-Quarter Segment Results

(in millions)	Q1 2024		Q1 2023	B/(W) YOY	% Change B/(W) YOY
Revenue
Print and Other	$1,430		$1,636	$(206)	(12.6)%
Xerox Financial Services (XFS) (3)	91		102	(11)	(10.8)%
Intersegment Elimination (4)	(19)		(23)	4	(17.4)%
Total Revenue	$1,502	1502%	$1,715	$(213)	(12.4)%
Profit
Print and Other	$33		$100	$(67)	(67.0)%
Xerox Financial Services (XFS) (3)	—		18	(18)	(100.0)%
Total Profit	$33		$118	$(85)	(72.0)%
_____________
(1)Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.
(2)First quarter 2024 Pre-Tax (Loss) and Margin, and (Loss) per Share, include restructuring-related charges associated with the Company's Reinvention, primarily related to the exit of certain Production Print manufacturing operations and geographic simplification.
(3)Xerox Financial Services (XFS) (formerly FITTLE)
(4)Reflects revenue, primarily commissions and other payments, made by the XFS segment to the Print and Other segment for the lease of Xerox equipment placements.

2024 Guidance
•Revenue: decline of 3% to 5% in constant currency
•Adjusted Operating Margin: at least 7.5%
•Free cash flow: at least $600 million

Guidance assumes stable Print demand, growth in Digital and IT Services and neutral macroeconomic conditions. The guided year-over-year decline in revenue is attributable to the following: around 200 basis points of headwind from prior-year backlog reduction and around 200 basis points from the deemphasis of certain non-strategic revenue, including lower sales of paper. Margin guidance implies adjusted1 operating income margin improvement of more than 190 basis points, and adjusted1 operating income improvement of more than $100 million, year-over-year.

The company maintains its three-year target of $300 million of incremental adjusted1 operating income above 2023 levels and a return to double-digit adjusted1 operating income margin by 2026.

Non-GAAP Measures
This release refers to the following non-GAAP financial measures:
•Adjusted1 Gross Profit and Margin, which exclude the inventory impact related to the exit of certain Production Print manufacturing operations, included in Cost of services, maintenance and rentals.
•Adjusted1 EPS, which excludes Restructuring and related costs, net, Amortization of intangible assets, non-service retirement-related costs, and other discrete adjustments from GAAP EPS, as applicable.
•Adjusted1 operating income and margin, which exclude the EPS adjustments noted above as well as the remainder of Other expenses, net from pre-tax (loss) income and margin.
•Constant currency (CC)1 revenue change, which excludes the effects of currency translation.
•Free cash flow1, which is operating cash flow less capital expenditures.

A reconciliation of the estimated adjusted1 operating income expected to be delivered by the Reinvention to the closest GAAP financial measure, pre-tax income, is not provided because pre-tax income for those periods is not available without unreasonable effort, in part because the amount of estimated restructuring and other incremental costs related to the Reinvention is not available at this time.
_________
(1) Refer to the “Non-GAAP Financial Measures” section of this release for a discussion of these non-GAAP measures and their reconciliation to the reported GAAP measures.

Forward Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: Global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Reinvention; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, trade protection measures, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The Company intends these forward-looking statements to speak only as of the date of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Media Contact:
Justin Capella, Xerox, +1-203-258-6535, Justin.Capella@xerox.com
Investor Contact:
David Beckel, Xerox, +1-203-849-2318, David.Beckel@xerox.com
Note: To receive RSS news feeds, visit https://www.news.xerox.com. For open commentary, industry perspectives and views, visit http://www.linkedin.com/company/xerox or http://www.youtube.com/XeroxCorp.

Xerox® is a trademark of Xerox in the United States and/or other countries.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF (LOSS) INCOME (UNAUDITED)

	Three Months Ended March 31,
(in millions, except per-share data)	2024	2023
Revenues
Sales	$523	$659
Services, maintenance and rentals	937	1,004
Financing	42	52
Total Revenues	1,502	1,715
Costs and Expenses
Cost of sales	340	425
Cost of services, maintenance and rentals	692	665
Cost of financing	27	36
Research, development and engineering expenses	49	64
Selling, administrative and general expenses	397	407
Restructuring and related costs, net	39	2
Amortization of intangible assets	10	11
Divestitures	54	—
Other expenses, net	44	20
Total Costs and Expenses	1,652	1,630
(Loss) Income before Income Taxes(1)	(150)	85
Income tax (benefit) expense	(37)	14
Net (Loss) Income	(113)	71
Less: Preferred stock dividends, net	(4)	(4)
Net (Loss) Income attributable to Common Shareholders	$(117)	$67

Basic (Loss) Earnings per Share	$(0.94)	$0.43
Diluted (Loss) Earnings per Share	$(0.94)	$0.43
___________________________
(1) Referred to as “Pre-tax (loss) income” throughout the remainder of this document.

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME (UNAUDITED)

	Three Months Ended March 31,
(in millions)	2024	2023
Net (Loss) Income	$(113)	$71

Other Comprehensive (Loss) Income, Net
Translation adjustments, net	(32)	93
Unrealized (losses) gains, net	(1)	4
Changes in defined benefit plans, net	36	(14)
Other Comprehensive Income, Net	3	83

Comprehensive (Loss) Income, Net	$(110)	$154

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in millions, except share data in thousands)	March 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$685	$519
Accounts receivable (net of allowance of $65 and $64, respectively)	846	850
Billed portion of finance receivables (net of allowance of $3 and $4, respectively)	67	71
Finance receivables, net	783	842
Inventories	736	661
Other current assets	231	234
Total current assets	3,348	3,177
Finance receivables due after one year (net of allowance of $85 and $88, respectively)	1,408	1,597
Equipment on operating leases, net	257	265
Land, buildings and equipment, net	245	266
Intangible assets, net	165	177
Goodwill, net	2,720	2,747
Deferred tax assets	749	745
Other long-term assets	1,052	1,034
Total Assets	$9,944	$10,008
Liabilities and Equity
Short-term debt and current portion of long-term debt	$405	$567
Accounts payable	1,046	1,044
Accrued compensation and benefits costs	213	306
Accrued expenses and other current liabilities	774	862
Total current liabilities	2,438	2,779
Long-term debt	3,199	2,710
Pension and other benefit liabilities	1,183	1,216
Post-retirement medical benefits	167	171
Other long-term liabilities	352	360
Total Liabilities	7,339	7,236

Noncontrolling Interests	10	10

Convertible Preferred Stock	214	214

Common stock	124	123
Additional paid-in capital	1,099	1,114
Retained earnings	4,828	4,977
Accumulated other comprehensive loss	(3,673)	(3,676)
Xerox Holdings shareholders’ equity	2,378	2,538
Noncontrolling interests	3	10
Total Equity	2,381	2,548
Total Liabilities and Equity	$9,944	$10,008

Shares of Common Stock Issued and Outstanding	124,185	123,144

XEROX HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
(in millions)	2024	2023
Cash Flows from Operating Activities
Net (Loss) Income	$(113)	$71

Adjustments required to reconcile Net (loss) income to cash flows (used in) provided by operating activities
Depreciation and amortization	59	64
Provisions	57	—
Divestitures	54	—
Stock-based compensation	12	14
Restructuring and asset impairment charges	31	1
Payments for restructurings	(16)	(6)
Non-service retirement-related costs	23	(1)
Contributions to retirement plans	(31)	(17)
(Increase) decrease in accounts receivable and billed portion of finance receivables	(19)	39
Increase in inventories	(133)	(64)
Increase in equipment on operating leases	(22)	(40)
Decrease in finance receivables	210	160
(Increase) decrease in other current and long-term assets	(2)	3
Increase (decrease) in accounts payable	17	(41)
Decrease in accrued compensation	(86)	(16)
Decrease in other current and long-term liabilities	(77)	(128)
Net change in income tax assets and liabilities	(44)	18
Net change in derivative assets and liabilities	6	13
Other operating, net	(5)	8
Net cash (used in) provided by operating activities	(79)	78
Cash Flows from Investing Activities
Cost of additions to land, buildings, equipment and software	(10)	(8)
Proceeds from sales of businesses and assets	4	1
Acquisitions, net of cash acquired	—	(7)
Other investing, net	(11)	(3)
Net cash used in investing activities	(17)	(17)
Cash Flows from Financing Activities
Net proceeds (payments) on debt	335	(452)
Purchase of capped calls	(23)	—
Dividends	(37)	(45)
Payments to acquire treasury stock, including fees	(3)	—
Other financing, net	(11)	(8)
Net cash provided by (used in) financing activities	261	(505)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(10)	2
Increase (decrease) in cash, cash equivalents and restricted cash	155	(442)
Cash, cash equivalents and restricted cash at beginning of period	617	1,139
Cash, Cash Equivalents and Restricted Cash at End of Period	$772	$697

First Quarter 2024 Overview
In the first quarter of 2024, Xerox implemented a comprehensive organizational redesign, marking an important milestone in the Company's multi-year journey to build a stronger, more stable business that is operationally efficient and responsive to the evolving workplace needs of our clients. During the quarter, we took initial actions to unlock savings associated with a simplified product offering and global routes to market, including the decision to exit certain Production Print manufacturing operations and sell, or agree to sell, direct operations in four Latin American countries.
Equipment sales of $290 million in the first quarter 2024 declined 25.8% in actual currency, or 26.3% in constant currency1, as compared to the first quarter 2023. The prior year effect of backlog2 reduction and geographic simplification drove a 16-percentage point year-over-year decline. Total equipment revenue outpaced equipment installation activity, due to favorable product mix. Installations declined across all product groups primarily due to prior year backlog2 reductions. Post-sale revenue of $1.2 billion declined 8.5% in actual currency, or 9.3% in constant currency1, as compared to first quarter 2023. The decline was primarily due to reductions in non-strategic, lower margin paper and IT endpoint device placements, as well as the effects of geographic simplification, the termination of the Fuji Royalty and the absence of PARC revenue. Excluding these effects, post sale revenue decreased low-single digits in actual currency.
The pre-tax (loss) of $(150) million for the first quarter 2024 decreased by $235 million as compared to pre-tax income of $85 million in the first quarter 2023, primarily due to lower revenues and associated gross profit, a loss related to the divestiture of certain direct business operations in Latin America, higher Restructuring and related costs, net and Other expenses, net, partially offset by lower Research, development and engineering expenses as well as lower Selling, administrative and general expenses, reflecting structural actions taken to improve our cost structure. Adjusted1 operating income decreased $85 million as compared to first quarter 2023 due to lower equipment and post sale revenue, including the termination of Fuji royalty income and PARC revenue, lower gross profit and higher bad debt expense, which primarily related to a reserve release in the prior year period. These impacts were partially offset by the cost savings associated with structural simplification efforts.
We continue to expect a total Revenue decline of 3% to 5% in constant currency1 in 2024, which includes effects of prior year backlog2 reductions and the exit of non-strategic businesses. Core business revenue is expected to be roughly flat year-over-year, reflecting stable Print demand, growth in Digital and IT Services and neutral macroeconomic conditions.
We expect 2024 pre-tax income and adjusted1 operating income margins to improve in 2024 to approximately 5.1% and at least 7.5%, respectively. These increases will primarily be driven by structural simplification actions enabled by our reorganization, including the effects of the workforce reduction decisions announced in January 2024.
Free cash flow1 is expected to be at least $600 million in 2024 (includes $50 million for capital expenditures). Free cash flow1 is expected to benefit from a reduction in our finance receivables balance.
__________
(1)Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.
(2)Order backlog is measured as the value of unfulfilled sales orders, shipped and non-shipped, received from our customers waiting to be installed, including orders with future installation dates. It includes printing devices as well as IT hardware associated with our IT service offerings.

Financial Review
Revenues

	Three Months Ended March 31,				% of Total Revenue
(in millions)	2024	2023	% Change	CC % Change	2024	2023
Equipment sales	$290	$391	(25.8)%	(26.3)%	19%	23%
Post sale revenue	1,212	1,324	(8.5)%	(9.3)%	81%	77%
Total Revenue	$1,502	$1,715	(12.4)%	(13.2)%	100%	100%

Reconciliation to Condensed Consolidated Statements of (Loss) Income:
Sales	$523	$659	(20.6)%	(21.3)%
Less: Supplies, paper and other sales	(233)	(268)	(13.1)%	(14.1)%
Equipment Sales	$290	$391	(25.8)%	(26.3)%

Services, maintenance and rentals	$937	$1,004	(6.7)%	(7.4)%
Add: Supplies, paper and other sales	233	268	(13.1)%	(14.1)%
Add: Financing	42	52	(19.2)%	(20.8)%
Post Sale Revenue	$1,212	$1,324	(8.5)%	(9.3)%

Segments
Print and Other	$1,430	$1,636	(12.6)%		95%	95%
Xerox Financial Services (XFS) (1)	91	102	(10.8)%		6%	6%
Intersegment elimination (2)	(19)	(23)	(17.4)%		(1)%	(1)%
Total Revenue(3)	$1,502	$1,715	(12.4)%		100%	100%
`______________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Xerox Financial Services (XFS) (formerly FITTLE)
(2)Reflects revenue, primarily commissions and other payments made by the XFS segment, to the Print and Other segment for the lease of Xerox equipment placements.
(3)Refer to Appendix II, Reportable Segments, for definitions.

Costs, Expenses and Other Income
Summary of Key Financial Ratios
The following is a summary of key financial ratios used to assess our performance:

	Three Months Ended March 31,
(in millions)	2024	2023	B/(W)
Gross Profit	$443	$589	$(146)
RD&E	49	64	15
SAG	397	407	10

Equipment Gross Margin	31.0%	36.5%	(5.5)	pts.
Post sale Gross Margin	29.1%	33.7%	(4.6)	pts.
Total Gross Margin	29.5%	34.3%	(4.8)	pts.
RD&E as a % of Revenue	3.3%	3.7%	0.4	pts.
SAG as a % of Revenue	26.4%	23.7%	(2.7)	pts.

Pre-tax (Loss) Income	$(150)	$85	$(235)
Pre-tax (Loss) Income Margin	(10.0)%	5.0%	(15.0)	pts.

Adjusted(1) Operating Income	$33	$118	$(85)
Adjusted(1) Operating Income Margin	2.2%	6.9%	(4.7)	pts.
_____________
(1) Refer to the "Non-GAAP Financial Measures" section for an explanation of the non-GAAP financial measure.

Other Expenses, Net

	Three Months Ended March 31,
(in millions)	2024	2023
Non-financing interest expense	$26	$14
Interest income	(3)	(5)
Non-service retirement-related costs	23	(1)
Currency losses, net	11	11
Gain on early extinguishment of debt	(3)	—
Gain on release of contingent consideration	(5)	—
All other expenses, net	(5)	1
Other expenses, net	$44	$20

Segment Review

	Three Months Ended March 31,
(in millions)	External Revenue	Intersegment Revenue(1)	Total Segment Revenue	% of Total Revenue	Segment Profit	Segment Margin(2)
2024
Print and Other	$1,411	$19	$1,430	94%	$33	2.3%
Xerox Financial Services (XFS) (3)	91	—	91	6%	—	—%
Total	$1,502	$19	$1,521	100%	$33	2.2%

2023
Print and Other	$1,613	$23	$1,636	94%	$100	6.2%
Xerox Financial Services (XFS) (3)	102	—	102	6%	18	17.6%
Total	$1,715	$23	$1,738	100%	$118	6.9%
_____________
(1)Reflects revenue, primarily commissions and other payments, made by the XFS segment to the Print and Other segment for the lease of Xerox equipment placements.
(2)Segment margin based on external revenue only.
(3)Xerox Financial Services (XFS) (formerly FITTLE).

Print and Other
Print and Other includes the design, development and sale of document management systems, solutions and services as well as associated technology offerings including IT and software products and services.

Revenue

	Three Months Ended March 31,
(in millions)	2024	2023	% Change
Equipment sales	$285	$385	(26.0)%
Post sale revenue	1,126	1,228	(8.3)%
Intersegment revenue (1)	19	23	(17.4)%
Total Print and Other Revenue	$1,430	$1,636	(12.6)%
_____________
(1)Reflects revenue, primarily commissions and other payments, made by the XFS segment to the Print and Other segment for the lease of Xerox equipment placements.

Detail by product group is shown below.

	Three Months Ended March 31,				% of Equipment Sales
(in millions)	2024	2023	% Change	CC % Change	2024	2023
Entry	$45	$62	(27.4)%	(27.2)%	15%	16%
Mid-range	193	252	(23.4)%	(24.0)%	67%	64%
High-end	47	73	(35.6)%	(35.9)%	16%	19%
Other	5	4	25.0%	25.0%	2%	1%
Equipment Sales (1),(2)	$290	$391	(25.8)%	(26.3)%	100%	100%

_____________
CC - See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(1)Refer to Appendix II, Reportable Segments, for definitions.
(2)Includes equipment sales related to the XFS segment of $5 million and $6 million for the first quarter 2024 and 2023, respectively.

Xerox Financial Services
Xerox Financial Services (XFS) (formerly FITTLE), represents a global financing solutions business, primarily enabling the sale of our equipment and services.
Revenue

	Three Months Ended March 31,
(in millions)	2024	2023	% Change
Equipment sales	$5	$6	(16.7)%
Financing	42	52	(19.2)%
Other Post sale revenue (1)	44	44	—%
Total XFS Revenue	$91	$102	(10.8)%
_____________
(1)Other Post sale revenue includes lease renewal and fee income as well as gains, commissions and servicing revenue associated with sold finance receivables.

Forward-Looking Statements
This release and other written or oral statements made from time to time by management contain “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate”, “believe”, “estimate”, “expect”, “intend”, “will”, “should”, “targeting”, “projecting”, “driving” and similar expressions, as they relate to us, our performance and/or our technology, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: Global macroeconomic conditions, including inflation, slower growth or recession, delays or disruptions in the global supply chain, higher interest rates, and wars and other conflicts, including the current conflict between Russia and Ukraine; our ability to succeed in a competitive environment, including by developing new products and service offerings and preserving our existing products and market share as well as repositioning our business in the face of customer preference, technological, and other change, such as evolving return-to-office and hybrid working trends; failure of our customers, vendors, and logistics partners to perform their contractual obligations to us; our ability to attract, train, and retain key personnel; execution risks around our Reinvention; the risk of breaches of our security systems due to cyber, malware, or other intentional attacks that could expose us to liability, litigation, regulatory action or damage our reputation; our ability to obtain adequate pricing for our products and services and to maintain and improve our cost structure; changes in economic and political conditions, trade protection measures, licensing requirements, and tax laws in the United States and in the foreign countries in which we do business; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; interest rates, cost of borrowing, and access to credit markets; risks related to our indebtedness; the imposition of new or incremental trade protection measures such as tariffs and import or export restrictions; funding requirements associated with our employee pension and retiree health benefit plans; changes in foreign currency exchange rates; the risk that our operations and products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives and anti-corruption laws; the outcome of litigation and regulatory proceedings to which we may be a party; laws, regulations, international agreements and other initiatives to limit greenhouse gas emissions or relating to climate change, as well as the physical effects of climate change; and other factors as set forth from time to time in the Company’s Securities and Exchange Commission filings, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2023. The Company intends these forward-looking statements to speak only as of the date of this release and does not undertake to update or revise them as more information becomes available, except as required by law.

Non-GAAP Financial Measures
We have reported our financial results in accordance with generally accepted accounting principles (GAAP). In addition, we have discussed our financial results using the non-GAAP measures described below. We believe these non-GAAP measures allow investors to better understand the trends in our business and to better understand and compare our results. Management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Compensation of our executives is based in part on the performance of our business based on these non-GAAP measures. Accordingly, we believe it is necessary to adjust several reported amounts, determined in accordance with GAAP, to exclude the effects of certain items as well as their related income tax effects.
However, these non-GAAP financial measures should be viewed in addition to, and not as a substitute for, the Company’s reported results prepared in accordance with GAAP. Our non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our Condensed Consolidated Financial Statements prepared in accordance with GAAP.
Reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP are set forth below, as well as in the first quarter 2024 presentation slides available at www.xerox.com/investor.
Adjusted Earnings Measures
•Adjusted Net Income and Earnings per share (Adjusted EPS)
•Adjusted Effective Tax Rate
The above measures were adjusted for the following items:
Restructuring and related costs, net: Restructuring and related costs, net include restructuring and asset impairment charges as well as costs associated with our transformation programs beyond those normally included in restructuring and asset impairment charges. Restructuring consists of costs primarily related to severance and benefits paid to employees pursuant to formal restructuring and workforce reduction plans. Asset impairment includes costs incurred for those assets sold, abandoned or made obsolete as a result of our restructuring actions, exiting from a business or other strategic business changes. Additional costs for our transformation programs are primarily related to the implementation of strategic actions and initiatives and include third-party professional service costs as well as one-time incremental costs. All of these costs can vary significantly in terms of amount and frequency based on the nature of the actions as well as the changing needs of the business. Accordingly, due to that significant variability, we will exclude these charges since we do not believe they provide meaningful insight into our current or past operating performance nor do we believe they are reflective of our expected future operating expenses as such charges are expected to yield future benefits and savings with respect to our operational performance.
Amortization of intangible assets: The amortization of intangible assets is driven by our acquisition activity which can vary in size, nature and timing as compared to other companies within our industry and from period to period. The use of intangible assets contributed to our revenues earned during the periods presented and will contribute to our future period revenues as well. Amortization of intangible assets will recur in future periods.
Non-service retirement-related costs: Our defined benefit pension and retiree health costs include several elements impacted by changes in plan assets and obligations that are primarily driven by changes in the debt and equity markets as well as those that are predominantly legacy in nature and related to employees who are no longer providing current service to the Company (e.g. retirees and ex-employees). These elements include (i) interest cost, (ii) expected return on plan assets, (iii) amortization of prior plan amendments, (iv) amortized actuarial gains/losses and (v) the impacts of any plan settlements/curtailments. Accordingly, we consider these elements of our periodic retirement plan costs to be outside the operational performance of the business or legacy costs and not necessarily indicative of current or future cash flow requirements. This approach is consistent with the classification of these costs as non-operating in Other expenses, net. Adjusted earnings will continue to include the service cost elements of our retirement costs, which is related to current employee service as well as the cost of our defined contribution plans.
Discrete, unusual or infrequent items: We exclude these item(s), when applicable, given their discrete, unusual or infrequent nature and their impact on the comparability of our results for the period to prior periods and future expected trends:
•Inventory impact related to the exit of certain Production Print manufacturing operations
•Divestitures
•Gain on early extinguishment of debt

Adjusted Operating Income and Margin
We calculate and utilize adjusted operating income and margin measures by adjusting our reported pre-tax (loss) income and margin amounts. In addition to the costs and expenses noted as adjustments for our adjusted earnings measures, adjusted operating income and margin also exclude the remaining amounts included in Other expenses, net, which are primarily non-financing interest expense and certain other non-operating costs and expenses. We exclude these amounts in order to evaluate our current and past operating performance and to better understand the expected future trends in our business.
Adjusted Gross Profit and Margin
We calculate non-GAAP gross Profit and Margin by excluding the inventory impact related to the exit of certain Production Print manufacturing operations, included in Cost of services, maintenance and rentals.
Constant Currency (CC)
To better understand trends in our business, we believe that it is helpful to adjust revenue to exclude the impact of changes in the translation of foreign currencies into U.S. dollars. We refer to this adjusted revenue as “constant currency.” This impact is calculated by translating current period activity in local currency using the comparable prior year period's currency translation rate. This impact is calculated for all countries where the functional currency is not the U.S. dollar. Management believes the constant currency measure provides investors an additional perspective on revenue trends. Currency impact can be determined as the difference between actual growth rates and constant currency growth rates.
Free Cash Flow
To better understand trends in our business, we believe that it is helpful to adjust operating cash flows by subtracting amounts related to capital expenditures. Management believes this measure gives investors an additional perspective on cash flow from operating activities in excess of amounts required for reinvestment. It provides a measure of our ability to fund acquisitions, dividends and share repurchase.
Adjusted Net Income and EPS reconciliation

	Three Months Ended March 31,
	2024		2023
(in millions, except per share amounts)	Net (Loss) Income	Diluted EPS	Net Income	Diluted EPS
Reported(1)	$(113)	$(0.94)	$71	$0.43
Adjustments:
Inventory impact related to the exit of certain Production Print manufacturing operations	36		—
Restructuring and related costs, net	39		2
Amortization of intangible assets	10		11
Divestitures	54		—
Non-service retirement-related costs	23		(1)
Gain on early extinguishment of debt	(3)		—
Income tax on adjustments(2)	(35)		(1)
Adjusted	$11	$0.06	$82	$0.49

Dividends on preferred stock used in adjusted EPS calculation(3)		$4		$4
Weighted average shares for adjusted EPS(3)		125		158
Fully diluted shares at end of period(4)		126
_____________
(1)Net (Loss) Income and EPS.
(2)Refer to Adjusted Effective Tax Rate reconciliation.
(3)For those periods that include the preferred stock dividend, the average shares for the calculations of diluted EPS exclude the 7 million shares associated with our Series A convertible preferred stock.
(4)Common shares outstanding at March 31, 2024, plus potential dilutive common shares used for the calculation of adjusted diluted EPS for the first quarter 2024. Excludes shares associated with our Series A convertible preferred stock, which were anti-dilutive for the first quarter 2024 and 2023, respectively.

Adjusted Effective Tax Rate reconciliation

	Three Months Ended March 31,
	2024			2023
(in millions)	Pre-Tax (Loss) Income	Income Tax (Benefit) Expense	Effective Tax Rate	Pre-Tax Income	Income Tax Expense	Effective Tax Rate
Reported(1)	$(150)	$(37)	24.7%	$85	$14	16.5%
Non-GAAP adjustments(2)	159	35		12	1
Adjusted(3)	$9	$(2)	(22.2)%	$97	$15	15.5%
_____________
(1)Pre-tax (loss) income and income tax (benefit) expense.
(2)Refer to Adjusted Net Income and EPS reconciliation for details.
(3)The tax impact on Adjusted Pre-Tax Income is calculated under the same accounting principles applied to the Reported Pre-Tax (Loss) Income under ASC 740, which employs an annual effective tax rate method to the results.

Adjusted Operating Income and Margin reconciliation

	Three Months Ended March 31,
	2024			2023
(in millions)	(Loss) Profit	Revenue	Margin	Profit	Revenue	Margin
Reported(1)	$(113)	$1,502		$71	$1,715
Income tax (benefit) expense	(37)			14
Pre-tax (loss) income	$(150)	$1,502	(10.0)%	$85	$1,715	5.0%
Adjustments:
Inventory impact related to the exit of certain Production Print manufacturing operations	36			—
Restructuring and related costs, net	39			2
Amortization of intangible assets	10			11
Divestitures	54			—
Other expenses, net (2)	44			20
Adjusted	$33	$1,502	2.2%	$118	$1,715	6.9%
_____________
(1) Net (Loss) Income.
(2) Includes non-service retirement-related costs.

Adjusted Gross Profit and Margin

	Three Months Ended March 31,
(in millions)	2024		2023
Revenue(1)	$1,502		$1,715
Cost of revenue (1)	(1,059)		(1,126)
Gross Profit and Margin (%)	443	29.5%	589	34.3%
Adjustment:
Inventory impact related to the exit of certain Production Print manufacturing operations	36		—
Adjusted Gross Profit and Margin (%)	$479	31.9%	$589	34.3%
_____________
(1)Total Revenues and cost of revenue

Free Cash Flow reconciliation

	Three Months Ended March 31,
(in millions)	2024	2023
Reported(1)	$(79)	$78
Less: capital expenditures	10	8
Free Cash Flow	$(89)	$70
_____________
(1)Net cash (used in) provided by operating activities.

GUIDANCE
Adjusted Operating Income and Margin

	FY 2024
(in millions)	Profit	Revenue (CC)(2,3)	Margin
Estimated(1)	~ $335	~ $6,610	~ 5.1%
Adjustments:
Restructuring and related costs, net	40
Amortization of intangible assets	40
Other expenses, net	85
Adjusted (4)	~ $500	~ $6,610	At least 7.5%
_____________
(1)Pre-tax income and Revenue.
(2)Full-year revenue is estimated to decline 3% to 5% in constant currency. Revenue of $6.6 billion reflects the midpoint of the guidance range.
(3)See "Constant Currency" in the Non-GAAP Financial Measures section for a description of constant currency.
(4)Adjusted pre-tax income reflects the mid-point of the adjusted operating margin guidance range.

Free Cash Flow

(in millions)	FY 2024
Operating Cash Flow (1)	At least $650
Less: capital expenditures	50
Free Cash Flow	At least $600
_____________
(1)Net cash provided by operating activities.

APPENDIX I
Xerox Holdings Corporation
(Loss) Earnings per Share

(in millions, except per-share data, shares in thousands)	Three Months Ended March 31,
	2024	2023
Basic (Loss) Earnings per Share:
Net (Loss) Income	$(113)	$71
Accrued dividends on preferred stock	(4)	(4)
Adjusted net (loss) income available to common shareholders	$(117)	$67
Weighted average common shares outstanding	123,924	156,661

Basic (Loss) Earnings per Share	$(0.94)	$0.43

Diluted (Loss) Earnings per Share:
Net (Loss) Income	$(113)	$71
Accrued dividends on preferred stock	(4)	(4)
Adjusted net (loss) income available to common shareholders	$(117)	$67
Weighted average common shares outstanding	123,924	156,661
Common shares issuable with respect to:
Stock Options	—	—
Restricted stock and performance shares	—	1,085
Convertible preferred stock	—	—
Adjusted weighted average common shares outstanding	123,924	157,746

Diluted (Loss) Earnings per Share	$(0.94)	$0.43

The following securities were not included in the computation of diluted (loss) earnings per share as they were either contingently issuable shares or shares that if included would have been anti-dilutive:

Stock options	216	561
Restricted stock and performance shares	5,950	6,402
Convertible preferred stock	6,742	6,742
Convertible notes	19,196	—
Total Anti-Dilutive Securities	32,104	13,705

Dividends per Common Share	$0.25	$0.25

APPENDIX II
Xerox Holdings Corporation
Reportable Segments
Our reportable segments are aligned with how we manage the business and view the markets we serve. We have two reportable segments - Print and Other, and Xerox Financial Services (XFS) (formerly FITTLE). Our two reportable segments are determined based on the information reviewed by the Chief Operating Decision Maker (CODM), our Chief Executive Officer (CEO), together with the Company’s management to evaluate performance of the business and allocate resources.
Our Print and Other segment includes the sale of document systems, supplies and technical services and managed services. The segment also includes the delivery of managed services that involve a continuum of solutions and services that help our customers optimize their print and communications infrastructure, apply automation and simplification to maximize productivity, and ensure the highest levels of security. This segment also includes Digital and IT services and software. The product groupings range from:
•“Entry”, which include A4 devices and desktop printers and multifunction devices that primarily serve small and medium workgroups/work teams.
•“Mid-Range”, which include A3 devices that generally serve large workgroup/work team environments as well as products in the Light Production product groups serving centralized print centers, print for pay and low volume production print establishments.
•“High-End”, which include production printing and publishing systems that generally serve the graphic communications marketplace and print centers in large enterprises.
Customers range from small and mid-sized businesses to large enterprises. Customers also include graphic communication enterprises as well as channel partners including distributors and resellers. Segment revenues also include commissions and other payments from our XFS segment for the exclusive right to provide lease financing for Xerox products. These revenues are reported as part of Intersegment Revenues, which are eliminated in consolidated revenues.
The XFS segment provides global leasing solutions and currently offers financing for direct channel customer purchases of Xerox equipment through bundled lease agreements and lease financing to end-user customers who purchase Xerox solutions through our indirect channels. Segment revenues primarily include financing income on sales-type leases (including month-to-month extensions) and leasing fees. Segment revenues also include gains/losses from the sale of finance receivables including commissions, fees on the sales of underlying equipment residuals, and servicing fees.